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news release                                           [TENNECO AUTOMOTIVE LOGO]


     For immediate release


     Contacts:      Jane Ostrander
                    Media Relations
                    847 482-5607
                    jane.ostrander@tenneco-automotive.com

                    Leslie Hunziker
                    Investor Relations
                    847 482-5042
                    leslie.hunziker@tenneco-automotive.com



  TENNECO AUTOMOTIVE LAUNCHES REFINANCING OF SENIOR CREDIT FACILITY TO ENHANCE
                             FINANCIAL FLEXIBILITY


Lake Forest, Illinois, December 4, 2003 -- Tenneco Automotive (NYSE: TEN) announced today that it has launched a transaction to refinance its existing $964 million senior credit facility, which will be replaced by a new $800 million senior credit facility and the proposed issuance of $125 million of senior secured notes.

"This refinancing transaction will be the culmination of a process we started in June when we refinanced a portion of our senior credit facility by successfully completing a $350 million note issuance. We are undertaking this transaction because it will ensure the company's access to a long-term source of liquidity, thereby improving our financial flexibility. It will also extend nearly all of our debt maturities to 2009 and beyond," said Mark P. Frissora, chairman and CEO, Tenneco Automotive.



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The new senior credit facility is expected to include a 5-year revolving line of credit of approximately $200 million, a 7-year term loan of approximately $400 million and a 7-year letter of credit facility of approximately $200 million, which can also be used as a revolving line of credit to fund short-term borrowings.

The $125 million of senior secured notes are expected to be issued under the same indenture, and would be part of the same class as, and have the same terms as the $350 million of 10.25% senior secured notes due in 2013 that the company issued in June of this year.

The company intends to use these new sources of financing to repay the $514 million of term loans and replace the $450 million revolving line of credit provided under its existing senior credit facility and for general corporate purposes. The $450 million revolving line of credit was set to expire in November 2005.

The company is in the process of seeking commitments for the new senior credit facility and will formally offer the senior secured notes only if and when satisfactory commitments are received. The closing of the new senior credit facility and the proposed senior secured notes offering are each conditioned on the closing of the other. Although there can be no assurance, the company currently expects to be able to complete these transactions by mid-December.

Tenneco Automotive will be offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

This news release contains forward-looking statements concerning Tenneco Automotive's proposed refinancing transaction. The terms of, and Tenneco Automotive's ability to complete, this transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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